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NEWS RELEASE

              FAIRCHILD SEMICONDUCTOR UPDATES SECOND QUARTER 2002

                                BUSINESS OUTLOOK

     Second Quarter Revenues Trending to High End of Previous Guidance

South Portland, Maine - Kirk Pond, president, chairman and CEO of Fairchild Semiconductor International, Inc. (NYSE: FCS) today stated Fairchild's orders have been better than expected through the first seven weeks of the quarter, and revenues are tracking toward the high end of the company's original guidance of 3-5% sequential quarterly growth.

"We've continued to see strong demand for our power products and our book-to-bill ratio for the quarter has remained well above 1.1 to 1," said Pond. "Orders from notebook, wireless handset, and display segments are above first quarter run rates, consumer and industrial demand has stayed steady and desktop PC orders are seasonally slower as expected. On a regional basis, demand from China and South Korea has continued to lead our other regions. Overall our 26-week backlog has continued to grow and we are now building significant backlog for third quarter delivery as well.

"As we indicated in our earnings conference call in April, we have begun hiring to support added production shifts in our Salt Lake and Bucheon wafer fabs," continued Pond. "We expect these additional wafer starts to come on line during late second quarter to support continued revenue growth in the third and fourth quarters.

"In summary, the second quarter is tracking ahead of our expectations, and we are pleased that the recovery we began to see in the third quarter of 2001 continues to build strength," said Pond.

Fairchild expects to report its second quarter financial results on July 23, 2002.

Special Note on Forward-Looking Statements:

The paragraphs above contain forward-looking statements that are based on management's assumptions and expectations and that involve risk and uncertainty. Forward-looking statements usually, but do not always, contain forward-looking terminology such as "we believe," "we expect," or "we anticipate," or refer to management's expectations about Fairchild's future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: changes in overall global or regional economic conditions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks; availability of manufacturing capacity; availability of raw materials; competitors' actions; loss of key customers; order cancellations or reduced bookings; changes in manufacturing yields or output; and significant litigation. These and other risk factors are discussed in the company's quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor's web site at investor.fairchildsemi.com or the SEC's web site at www.sec.gov.

About Fairchild Semiconductor International:

Fairchild Semiconductor International (NYSE: FCS) is a leading global supplier of high performance products for multiple end markets. With a focus on developing leading edge power and interface


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solutions to enable the electronics of today and tomorrow, Fairchild's components are used in computing, communications, consumer, industrial and automotive applications. Fairchild's 10,000 employees design, manufacture and market power, analog & mixed signal, interface, logic, and optoelectronics products from its headquarters in South Portland, Maine, USA and numerous locations around the world. Please contact us on the web at www.fairchildsemi.com.